                                                                    Exhibit 99.1


                                     STATEMENT OF COMPUTATION OF RATIO
                                        OF EARNINGS TO FIXED CHARGES
                                       (Dollar amounts in thousands)

                                                                                           Quarter Ended March 31,
                                                                                       2000                      1999
                                                                              ----------------------     ---------------------
Income before net gain on sales of investments in
 rental properties and minority interest                                                     $21,689                   $17,511

Plus - provision for nonrecurring charge                                                           -                     1,250
Less - minority interest not convertible into common stock                                       (66)                     (146)
                                                                              ----------------------     ---------------------
    Earnings                                                                                 $21,623                   $18,615
                                                                              ======================     =====================

Fixed charges:
  Interest                                                                                   $11,635                   $ 9,839
  Capitalized interest                                                                         2,938                     3,034
  Preferred stock dividends                                                                    1,142                       756
  Other                                                                                           12                        12
                                                                              ----------------------     ---------------------
    Fixed Charges                                                                            $15,727                   $13,641
                                                                              ======================     =====================

Earnings plus fixed charges, excluding capitalized
 interest and preferred stock dividends                                                      $33,270                   $28,466
                                                                              ======================     =====================
Divided by fixed charges                                                                     $15,727                   $13,641
                                                                              ======================     =====================
Ratio of earnings to fixed charges                                                               2.1                       2.1
                                                                              ======================     =====================

                                      18